Exhibit 10.4

[Armstrong World Industries, Inc. Letterhead]

December 31, 2012

Mr. Matthew Espe

Chief Executive Officer & President

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster PA 17603

Re: Employment Agreement – Section 409A

Dear Matt:

You and Armstrong World Industries, Inc. (the “Company”) are parties to an Employment Agreement dated as of June 24, 2010 (the “Agreement”), which sets forth the terms of your employment with the Company.

In order to comply with section 409A of the Internal Revenue Code, you and the Company agree that the Agreement is amended as follows:

Section 9 is amended by adding a sentence to the end to read as follows:

Notwithstanding any provision of this Agreement to the contrary, (i) in no event may Executive, directly or indirectly, designate the calendar year of a payment, and (ii) if and to the extent that payments under Section 8(d)(iii) or (v) are subject to Section 409A of the Code, such payments will be made or commence, as applicable, on the sixtieth (60th) day following Executive’s date of termination of employment, subject to Executive executing and not revoking a release of claims as described above.

In all respects not amended, the Agreement is ratified and confirmed.

Please confirm your agreement to this amendment by signing the enclosed copy of this letter and returning it to Thomas M. Kane, Sr. Vice President, Human Resources & Government Relations.

Very truly yours,

Armstrong World Industries, Inc.

By:	/s/ Mark A. Hershey

As its Senior Vice President, General Counsel and Secretary

CONFIRMED AND AGREED
as of the date first set forth above:

/s/ Matthew Espe
Matthew Espe